HYCROFT MINING ANNOUNCES THIRD QUARTER 2020 RESULTS

Hycroft Mine Focuses on Core Fundamentals Including Building a Seasoned Team and Establishing a Financially Disciplined Development Approach
DENVER, CO, November 9, 2020 — Hycroft Mining Holding Corporation (Nasdaq: HYMC) (“Hycroft” or the “Company”), a gold and silver producer operating the Hycroft Mine in the world-class mining region of Northern Nevada, today reported its operating and financial results for the quarter ended September 30, 2020. These results reflect the continued start-up of operations. This press release should be read in conjunction with the Company’s Form 10-Q as of and for the period ended September 30, 2020 filed with the Securities and Exchange Commission (“SEC”). The Company also announced adjustments to the terms of certain of its outstanding warrants.
Highlights
In the third quarter, the Company focused on safety and building a strong management team with proven capabilities in developing projects and enhancing shareholder value through a disciplined operating and financial approach. Below are some of the accomplishments to date:
◦During the third quarter of 2020, we reported zero lost time accidents and continued to improve the safety program and reportable incidents. Our third quarter total reportable incident frequency rate (“TRIFR”) decreased 41% to 2.37, when compared with the previous quarter, reflecting an intensified focus on safety, additional resource allocation, and improvements to the safety program including a top-down approach to safety engagement.
◦In September 2020, the Company appointed Dr. Diane Garrett as President & CEO and a member of the Board of Directors. Diane is an experienced leader with extensive experience permitting, developing and constructing gold mines. In October 2020, the Company appointed Stan Rideout as Executive Vice President & Chief Financial Officer and promoted Jeffrey Stieber to Senior Vice President, Finance and Treasury and Mike Eiselein to Vice President & General Manager, further aligning the leadership of the operation with the crucial processing function. Additional strengthening of the leadership team will continue.
◦Operational performance improved during the third quarter of 2020 through: achieving crushing targets averaging 438,000 tons per month by advancing effective maintenance and reliability practices; creating favorable conditions for oxidizing ore on some of the pre-commercial pads through equipment improvements, enhanced operational measures and changes to key operations and technical staffing; and careful management of ounce production profiles by implementing solid process management principles.
◦During the first nine months of 2020, the Hycroft Mine produced 16,699 ounces of gold and 96,881 ounces of silver and sold 16,854 ounces of gold (average realized price $1,735) and 97,954 ounces of silver (average realized price of $18.55).
◦Construction of Phase 1 of the new Hycroft Leach Pad continued during the third quarter. However, due to engineering and design changes and delays in delivery of electrical components and pumping infrastructure, the construction and commissioning completion date is now expected by the end of first quarter of 2021.

◦The Company launched a public offering for up to 7,220,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at a price

www.hycroftmining.com

of $10.50 per share. The public offering was subsequently upsized to 8,333,334 units and closed on October 6, 2020 with the underwriters exercising their full overallotment option of 1,250,000 additional units, providing the Company with net proceeds of approximately $83.1 million. Through this offering the Company welcomed the support of 13 new institutional shareholders, as well as the continued support of several of its existing shareholders.
◦The Company also formed an independent Technical Team to support management in ongoing data analysis, developing processing models for future larger-scale sulfide leach operations and incorporating data and results from the pre-commercial leach pads. This team is comprised of John Marsden, a metallurgical and processing consultant with specific expertise in gold and silver extraction; Forte Dynamics, a multi-faceted engineering and consulting firm in open pit mining and heap leach processes and with industry leading expertise on heap leach stacking and modeling; and Hazen Research, a leading research and development laboratory. Together with the mine site’s process team and management teams, this group is tasked with third-party lab testwork and analysis, reviewing chemistry fundamentals of the pre-commercial pads, modeling and optimization of the ore stacking including solutions management systems and oxidation to gold recovery relationships.

Dr. Diane Garrett, President & CEO said, “My primary focus since joining two months ago has been to refocus our attention on a strong safety culture and disciplined operating efficiency. I have worked closely with the team and our consultants to carefully review and analyze our results and future plans, and assessed the organization to identify any gaps so that our approach to the continued development of the mine is sound such that we will have a strong foundation to unlock the substantial value contained in our resources and reserves. Together this team will take a thoughtful, methodical, and well-planned approach to developing the mine and delivering success.  It’s the way we will operate, and it is what our stakeholders expect and deserve from us. I am confident we are moving in the right direction and, on behalf of the Hycroft team, I want to thank our shareholders and stakeholders for their continued support as we develop this world class asset.”
Health & Safety
We believe that "the miner is the most important thing to come out of a mine" and we support that belief through our philosophy of "continuous improvement." Our mandatory mine safety and health programs include employee and contractor training, risk management, workplace inspection, emergency response, accident investigation and program auditing. These programs are essential at all levels to ensure that our employees, contractors, and visitors operate safely.
During the third quarter of 2020, we reported no lost time accidents. However, we did incur one lost time accident in October bringing our year-to-date total reported lost time accidents to four. However, when included with other reportable incidents, at the end of the second quarter of 2020 the Hycroft Mine’s TRIFR, which is one of the metrics we use to assess safety performance, was above industry averages and historical levels experienced at the Hycroft Mine. As a result, during the third quarter of 2020 we redoubled our focus on safety and allocated additional personnel, resources, workforce time, and communications to mine safety which contributed to a reduction in our TRIFR to approximately 2.37 at September 30, 2020, compared to approximately 4.0 at June 30, 2020. We will continue our safety efforts to reach the level of safety we expect and need to keep our workforce, contractors, and visitors safe.
With respect to Covid-19, we continue to reinforce our health and safety policies for employees, contractors, and visitors that follow guidelines published by the Center for Disease Control (CDC) and the Mine Safety and Health Administration (MSHA). While our operations during the first nine months of 2020 have not been significantly adversely affected, the extent of the impact of COVID-19 on our operational and financial performance going forward will depend on certain developments, including the duration and continued spread of the pandemic, and the direct and indirect impacts on our employees, vendors, and customers, all of which are uncertain and cannot be fully anticipated or predicted. Since the Hycroft Mine

Hycroft Q3 2020 Financial and Operating Results

represents the entirety of our operations, any COVID-19 outbreak at the mine site could result in an impact to our operations at the Hycroft Mine, which would negatively impact our financial position, operating results, and cash flows. To date, we have not experienced any material disruptions to our supply chain or operations because of COVID-19, but we can provide no assurance that as COVID-19 case spikes continue across the country, including in the vicinity of the Hycroft Mine, that our operations will not be materially affected.
Operations
The following table provides a summary of operating results for the Hycroft Mine, which was restarted in April 2019:

		Three months ended September 30,		Nine months ended September 30,
		2020	2019	2020	2019
Ore mined - crusher feed	(ktons)	1,542	1,058	4,049	1,908
Ore mined - run of mine	(ktons)	488	655	989	655
Total ore mined	(ktons)	2,030	1,713	5,038	2,563
Waste mined	(ktons)	1,345	4	2,782	314
Crushed ore rehandled to leach pads	(ktons)	1,351	876	3,685	1,718
Total mined and rehandled	(ktons)	4,726	2,593	11,505	4,595

Waste tons to ore tons strip ratio	(#)	0.66	0.00	0.55	0.12

Ore crushed	(ktons)	1,315	871	3,708	1,721

Ore grade mined - gold	(oz/ton)	0.015	0.018	0.014	0.019
Ore grade mined - silver	(oz/ton)	0.284	0.075	0.237	0.154

Production - gold	(oz)	4,357	2,899	16,699	2,899
Production - silver	(oz)	22,091	23,857	96,881	23,857

Sales – gold	(oz)	6,056	1,600	16,854	1,600
Sales – silver	(oz)	27,251	16,059	97,954	16,059

Average realized sales price - gold	($/oz)	$ 1,919	$ 1,512	$ 1,735	$ 1,512
Average realized sales price - silver	($/oz)	$ 24.51	$ 17.93	$ 18.55	$ 17.93

During the second quarter of 2019, we restarted open pit mining operations at the Hycroft Mine, and, during the third quarter of 2019, produced and sold gold and silver which we have continued to do on an approximate weekly basis since restarting. Tons mined, tons crushed, ounces produced, and ounces sold significantly increased during the three and nine months ended September 30, 2020 compared to the prior year periods as the mine was restarted during that time.

Hycroft Q3 2020 Financial and Operating Results

Revenue of $12.3 million and $31.1 million during the three and nine months ended September 30, 2020 was a significant increase over the comparable 2019 periods. The increase was due to the mine operating for the entire period in 2020 whereas in 2019 revenue was first recorded in the third quarter following the operations restart. We also benefited from favorable metals prices, which increased 27% and 15% for gold and 37% and 3% for silver for the three and nine months ended September 30, 2020, respectively, compared to the prior year periods
Mining
Each quarter since restarting, tons mined, crushed and placed on the leach pads have generally increased, most notably in the second and third quarters of 2020 following the arrival and commissioning of additional rental mobile mining equipment in the second quarter of 2020 (seven haul trucks and one loader).
The gold grades of ore mined in the first nine months of 2020 were as planned and decreased from the comparable period of 2019 in which existing higher gold grade stockpile ore was mined prior to starting any drilling and blasting. Contractor in-pit drilling and blasting activities continued through the third quarter of 2020, to provide fresh ore feed for the crusher, run of mine hauling, and waste removal in support of the full-year plan.
Crushing
During the first and second quarters of 2020, ore tons crushed averaged approximately 338,000 and 459,000 tons per month, respectively, and normalized at approximately 438,000 tons per month in the third quarter of 2020, which was consistent with our plan. Crusher performance improved in the third quarter due to the development and implementation of effective maintenance and training programs and resulted in internal targets being met for product fraction size and throughput rates. The crushing system is now well positioned for any near-term increase in throughput rates. During the fourth quarter of 2020, we expect our tons crushed will not exceed the amount crushed during the third quarter of 2020. Additionally, based on types of transitional ore encountered during the fourth quarter of 2020, we may determine to route certain transitional ore as run-of-mine material which would result in lower tons crushed than the previous quarter.
Processing
During the third quarter of 2020, we made the following progress on the existing pre-commercial leach pad operations: (1) improved the reagent island including upgrading the agitator system to allow for more soda ash concentration in solution thereby increasing the application rate; (2) technical staffing additions; and (3) improved leach pad data gathering and reporting protocols, all of which we believe position us to continue making progress towards improving future pre-commercial processing and sulfide oxidation results.
During 2020, a majority of the ore placed on the pre-commercial leach pads was transitional ore and, while testing will continue on the transitional material, we have learned over the past few months that there appears to be no additional recovery benefit from applying the oxidation step to this ore. We are performing trade-off analyses now to determine if it is more appropriate to direct transition material to the leach pad as opposed to crushing and oxidizing. During the initial operating years of the mine we will continue to encounter oxide and transitional material as we mine through these ore types to gain access to larger areas of sulfide material, so understanding the optimal return on this material today will be key in our mine planning and sequencing.
In the fourth quarter of 2020, we will continue to work on demonstrating our ability to achieve, on a pre-commercial scale, the two-stage, heap oxidation and subsequent leaching of sulfide ores by beginning new pre-commercial oxidation leach pad cells as we expect to mine approximately 200,000 tons of sulfide material prior to completion of the new leach pad.

Hycroft Q3 2020 Financial and Operating Results

Leach Pad Expansion Project
During the third quarter of 2020, significant progress was made on the 4.0 million square foot Phase 1A heap leach pad construction. Due to engineering and design changes and delays in receiving electrical and pumping infrastructure, we now expect the completion of the leach pad to be commissioned by the end of first quarter of 2021. To the extent that we are able, oxide and transition material will be placed on the new pad as the external infrastructure associated with the oxidation process is being completed in the first quarter of 2021.
2020 Outlook
During the fourth quarter of 2020, we expect to mine a comparable number of total tons and ore tons as the third quarter of 2020; however, based on types of transitional ore encountered, we may determine to route certain transitional ore as run-of-mine material which would result in lower tons crushed than the previous quarter. We expect fourth quarter production levels to be consistent with the quarterly averages of the first three quarters of 2020.

Adjustment to Terms of Seller Warrants
On November 9, 2020, the Company issued a notice of adjustments to holders of certain of its outstanding warrants (Nasdaq: HYMCZ) (the “Seller Warrants”) issued by Hycroft Mining Corporation (“Seller”) pursuant to that certain Warrant Agreement, dated October 22, 2015 (the “Seller Warrant Agreement), by and between Seller and Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively as the initial warrant agent.  The Seller Warrant Agreement and the Seller Warrants issued thereunder were assumed by the Company, with Continental Stock Transfer & Trust Company LLC as the successor warrant agent, in connection with the closing of the Company’s business combination on May 29, 2020 between the Company and Seller.  In connection with the Company’s recent underwritten public offering of units, each unit consisting of one share of its Class A Common Stock, par value $0.0001 per share (the “Common Stock”), and one warrant to purchase one share of its Common Stock at an exercise price of $10.50 per share, the Company determined that certain adjustments were required to be made to the terms of the Seller Warrants as a result of the issuance by the Company in the public offering of 4,951,388 units to “Restricted Persons” under the Seller Warrant Agreement.
As a result of the adjustments required under the Seller Warrant Agreement, (1) the exercise price of each Seller Warrant decreased from $44.82 per share of Common Stock to $41.26 per share of Common Stock; and (2) the number of shares of Common Stock issuable upon exercise of each Seller Warrant increased from 0.25234 to 0.27411.  Accordingly, as adjusted, the aggregate number of shares of Common Stock issuable upon full exercise of the 12,721,623 outstanding Seller Warrants increased from 3,210,213 shares to 3,487,168 shares of Common Stock.

Hycroft Q3 2020 Financial and Operating Results

Conference Call – November 9, 2020 / 1:00 pm ET (10:00 am PT)
Hycroft will host a conference call to discuss our third quarter results on Monday, November 9, 2020 at 1:00 pm ET (10:00 am PT).
To access the call, please dial:
Canada & US toll‐free – 1-833-943-1683
Outside of Canada & US – 1‐210-874-7692
Please note that the call will be archived on our website at www.hycroftmining.com.

About Hycroft Mining Holding Corporation
Hycroft Mining is a US-based, gold and silver producer operating the Hycroft mine located in the world-class mining region of Northern Nevada. The Hycroft mine features one of the largest gold/silver deposits in the world with a low-capital, low-cost process and a 34-year mine life.

Contact:
Tracey Thom
Vice President, Investor Relations
& Corporate Communication
(303) 524-1948

Cautionary Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the United States Securities Act of 1933, as amended, Section 21E of the Unites States Securities Exchange Act of 1934, as amended, or the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein and public statements by our officers or representatives that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology including but not limited to such things as future business strategy, plans and goals, competitive strengths and expansion and growth of our business. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “project”, “target”, “budget”, “may”, “can”, “will”, “would”, “could”, “should”, “seeks”, or “scheduled to”, and similar words or expressions, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intention identify forward-looking statements. Forward-looking statements address activities, events or developments that the Company expects or anticipates will or may occur in the future and are based on current expectations and assumptions. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These risks may include the following and the occurrence of one or more of the events or circumstances alone or in combination with other events or circumstances, may have a material adverse effect on the Company’s business, cash flows, financial condition and results of operations. Forward-looking statements include, but are not limited to: industry related risks including: fluctuations in the price of gold and silver; uncertainties concerning estimates of reserves and mineralized material; uncertainties relating to the ongoing COVID-19 pandemic; the intense competition within the mining industry and state of Nevada; the inherently hazardous nature of mining activities, including environmental risks; our insurance may not be adequate to cover all risks associated with our business, or cover the replacement costs of our assets; potential effects on our operations of U.S. federal and state governmental regulations, including environmental regulation and permitting requirements; cost of compliance with current and future government regulations; uncertainties relating to obtaining or retaining approvals and permits from governmental regulatory authorities; potential challenges to title in our mineral properties; risks associated with proposed legislation in Nevada that could significantly increase the costs or taxation of our operations; and changes to the climate and regulations and pending legislation regarding climate change; business-related risks including: risks related to our liquidity and going concern considerations; risks related to the heap leaching process at the Hycroft Mine and estimates of production; our ability to achieve our estimated production and sales rates and stay within our estimated operating and production costs and capital expenditure projections; risks related to our limited experience with a largely untested process of oxidizing and heap leaching sulfide ores; the decline of our gold and silver production; risks related to our reliance on one mine with a new process; uncertainties and risks related to our reliance on contractors and consultants; uncertainties related to our ability to replace and expand our ore reserves; the costs related to our land reclamation requirements; availability and cost of equipment, supplies, energy, or commodities; the commercial success of, and risks relating to, our development activities; risks related to slope stability; our ability to raise capital on favorable terms or at all; risks related to our substantial indebtedness, including cross acceleration and

Hycroft Q3 2020 Financial and Operating Results

our ability to generate sufficient cash to service our indebtedness; uncertainties resulting from the possible incurrence of operating and net losses in the future; risks related to disruption of our business due to the historical chapter 11 proceedings; the loss of key personnel or our failure to attract and retain personnel; risks related to technology systems and security breaches; risks related to current and future legal proceedings; our current intention or future decisions whether or not to use streaming or forward-sale arrangements; risks associated with possible future joint ventures; and risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval; risks related to our securities, including: volatility in the price of our common stock; risks related to a lack of liquidity in the trading of our common stock and warrants; potential declines in the value of our common stock and warrants due to substantial future sales of our common stock and/or warrants; dilution of an investment in our common stock and warrants; we do not intend to pay cash dividends; and anti–takeover provisions could make a third party acquisition of us difficult. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on current expectations. Although our management believes that its expectations are based on reasonable assumptions, we can give no assurance that these expectations will prove correct. Please see our “Risk Factors” set forth in our Form 8-K/12B under the section titled “Form 10 Information – Risk Factors,” and “Risk Factors” set forth in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, for more information about these and other risks. You are cautioned against attributing undue certainty to forward-looking statements. Although the Company has attempted to identify important factors that could cause actual results, performance or achievements to differ materially from those described in forward-looking statements, there may be other factors that cause results, performance or achievements not to be as anticipated, estimated or intended. Although these forward-looking statements were based on assumptions that the Company believes are reasonable when made, you are cautioned that forward-looking statements are not guarantees of future performance and that actual results, performance or achievements may differ materially from those made in or suggested by the forward-looking statements contained in this news release. In addition, even if our results, performance, or achievements are consistent with the forward-looking statements contained in this news release, those results, performance or achievements may not be indicative of results, performance or achievements in subsequent periods. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this news release speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

Hycroft Q3 2020 Financial and Operating Results

HYCROFT MINING HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share amounts)

	September 30, 2020	December 31, 2019
	(unaudited)
Assets:
Cash	$11,505	$6,220
Accounts receivable	597	97
Inventories	6,147	4,453
Ore on leach pads	46,480	22,062
Prepaids and other	6,639	2,648
Restricted cash	—	3,270
Current assets	71,368	38,750
Other assets, non-current	13,283	24,886
Plant, equipment, and mine development, net	48,881	31,524
Restricted cash	39,654	39,477
Total assets	$173,186	$134,637
Liabilities:
Accounts payable	$21,596	$10,746
Other liabilities, current	3,984	3,939
Royalty obligation, current	168	—
Debt, net, current	2,901	553,965
Interest payable	—	846
Current liabilities	28,649	569,496
Other liabilities, non-current	1,893	18
Royalty obligation, non-current	29,812	—
Debt, net, non-current	140,959	—
Asset retirement obligation, non-current	4,654	4,374
Total liabilities	205,967	573,888
Commitments and contingencies
Stockholders' (deficit) equity:
Common stock, $0.0001 par value; 400,000,000 shares authorized; 50,160,143 issued and outstanding at September 30, 2020; and 345,431 issued and 323,328 outstanding at December 31, 2019	5	—
Additional paid-in capital	465,103	5,187
Accumulated deficit	(497,889)	(444,438)
Total stockholders' deficit	(32,781)	(439,251)
Total liabilities and stockholders' deficit	$173,186	$134,637
These financial statements should be read in conjunction with the Notes to the Financial Statements included in the Company’s 10-Q for the period ending September 30, 2020 filed with the SEC.

Hycroft Q3 2020 Financial and Operating Results

HYCROFT MINING HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$12,291	$2,707	$31,051	$2,707
Cost of sales:
Production costs	10,865	1,650	27,286	1,650
Depreciation and amortization	675	167	1,999	167
Mine site period costs	14,230	—	34,292	—
Write-down of production inventories	—	14,347	17,924	14,347
Total cost of sales	25,770	16,164	81,501	16,164
Operating expenses:
General and administrative	5,711	1,499	18,149	4,660
Impairment on equipment not in use	5,331	—	5,331	—
Accretion	93	106	280	317
Project and development	—	378	—	7,168
Pre-production depreciation and amortization	—	—	—	1,065
Care and maintenance	—	—	—	3,770
Loss from operations	(24,614)	(15,440)	(74,210)	(30,437)
Other income (expense):
Interest expense, net of capitalized interest	(4,319)	(16,735)	(39,278)	(46,774)
Fair value adjustment to Seller Warrants	(190)	—	(190)	—
Interest income	9	394	156	620
Loss before reorganization items and income taxes	(29,114)	(31,781)	(113,522)	(76,591)
Reorganization items	—	(311)	—	(888)
Loss before income taxes	(29,114)	(32,092)	(113,522)	(77,479)
Income taxes	—	—	—	—
Net loss	$(29,114)	$(32,092)	$(113,522)	$(77,479)

Loss per share:
Basic	$(0.58)	$(106.54)	$(4.92)	$(258.48)
Diluted	$(0.58)	$(106.54)	$(4.92)	$(258.48)
Weighted average shares outstanding:
Basic	50,160,080	301,213	23,059,068	299,746
Diluted	50,160,080	301,213	23,059,068	299,746

These financial statements should be read in conjunction with the Notes to the Financial Statements included in the Company’s 10-Q for the period ending September 30, 2020 filed with the SEC.

Hycroft Q3 2020 Financial and Operating Results

HYCROFT MINING HOLDING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(U.S. dollars in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(113,522)	$(77,479)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Non-cash portion of interest expense	34,696	39,207
Mine site period costs	32,024	—
Write-down of production inventories	17,924	14,347
Impairment on equipment not in use	5,331	—
Depreciation and amortization	4,270	1,233
Stock-based compensation	1,991	697
Salary continuation and compensation costs	1,940	—
Fair value adjustment to Seller Warrants	190	—
Accretion	280	317
Phantom share compensation	225	706
Amortization reduction of Sprott Royalty Obligation	(20)	—
Changes in operating assets and liabilities:
Accounts receivable	(500)	—
Production-related inventories	(71,787)	(25,852)
Materials and supplies inventories	(2,094)	(1,072)
Prepaids and other assets, current and non-current	(2,765)	(25)
Accounts payable	6,926	4,270
Other liabilities, current and non-current	497	6
Interest payable	(818)	(450)
Net cash used in operating activities	(85,212)	(44,095)
Cash flows used in investing activities:
Additions to plant, equipment, and mine development	(19,237)	(10,809)
Net cash used in investing activities	(19,237)	(10,809)
Cash flows from financing activities:
Proceeds from private placement	75,963	—
Proceeds from Sprott Credit Agreement	68,600	—
Proceeds from Sprott Royalty Obligation	30,000	—
Proceeds from forward purchase contract	25,000	—
Proceeds from Recapitalization Transaction	10,419	—
Proceeds from 1.25 Lien Note Issuances	44,841	51,919
Proceeds from warrant exercise	1	—
Repayment of First Lien Agreement	(125,468)	—
Transaction and issuance costs	(15,801)	(3,075)
Repayment of Promissory Note	(6,914)	—
Net cash provided by financing activities	106,641	48,844
Net increase (decrease) in cash and restricted cash	2,192	(6,060)
Cash and restricted cash, beginning of period	48,967	52,861
Cash, end of period	$51,159	$46,801

Reconciliation of cash and restricted cash:
Cash	$11,505	$4,963
Restricted cash - current	—	2,518
Restricted cash - non-current	39,654	39,320
Total cash and restricted cash	$51,159	$46,801
These financial statements should be read in conjunction with the Notes to the Financial Statements included in the Company’s 10-Q for the period ending September 30, 2020 filed with the SEC.

Hycroft Q3 2020 Financial and Operating Results